CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 17, 2000, relating to the financial statements and financial highlights of Money Market Series, Short-Intermediate Term Series and U.S. Treasury Money Market Series (constituting Prudential Government Securities Trust), which appears in such Registration Statement. We also consent to the references to us under the headings "Investment Advisory and Other Services" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
January 31, 2000